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                                                                   Exhibit 99.2
                          HUNTSMAN INTERNATIONAL LLC

                           Offer for all Outstanding
                  10 1/8% Senior Subordinated Notes due 2009
                                in Exchange for
                  10 1/8% Senior Subordinated Notes due 2009
                        That Have Been Registered Under
                          the Securities Act of 1933,
                                  As Amended
                           and Consent Solicitation

To: Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   Huntsman International LLC (the "Issuer") is (a) offering, upon and subject to the terms and conditions set forth in the prospectus dated November 27, 2001 (the "Prospectus"), and the enclosed letters of transmittal (the "Letters of Transmittal"), to exchange (the "Exchange Offer") their 10 1/8% Senior Subordinated Notes due 2009 that have been registered under the Securities Act of 1933, as amended, for their outstanding 10 1/8% Senior Subordinated Notes due 2009 (the "Old Notes") and (b) asking that holders of the Old Notes consent to the proposed amendments to the indenture governing the Old Notes as described in the Prospectus under "The Consent Solicitation -- Proposed Amendments" (the "Consent Solicitation"). The Exchange Offer is being made in order to satisfy certain obligations of the Issuer contained in two exchange and registration rights agreement in respect of the Old Notes, dated March 13, 2001 and May 1, 2001, by and among the Issuer and the initial purchasers referred to therein.


   We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer and Consent Solicitation. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

     Section 1. Prospectus dated November 27, 2001;


     Section 2. A Consent and Letter of Transmittal for your use and for the information of your clients;

     Section 3. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

     Section 4. A return envelope addressed to The Bank of New York, the Exchange Agent for the Old Notes.

   Your prompt action is requested. The Exchange Offer and Consent Solicitation will expire at 5:00 p.m., London time, on December 28, 2001, unless extended by the Issuer (each, an "Expiration Date"). Old Notes tendered pursuant to the Exchange Offer may be withdrawn and consents may be revoked at any time before the relevant Expiration Date.


   To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes, or a timely confirmation of a book-entry transfer of such Old Notes, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letters of Transmittal and the Prospectus.
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   The Issuer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Issuer will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Holders will not be obligated to pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer.

   Any inquiries you may have with respect to the Exchange Offer or the Consent Solicitation, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                          Very truly yours,

                                          Huntsman International LLC

   NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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